As filed with the Securities and Exchange Commission on November 27, 1996
                                        Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933
                              ---------------------
                          SIERRA PACIFIC POWER COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              ---------------------
           Nevada                                     88-0044418
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)
     P.O. Box 10100 (6100 Neil Road), Reno, Nevada 89520-0400, 702-689-4011
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ---------------------
                            WILLIAM E. PETERSON, ESQ.
                    Senior Vice President and General Counsel
                          Sierra Pacific Power Company
                         P.O. Box 10100 (6100 Neil Road)
                            Reno, Nevada  89520-0400
                                 (702) 689-4011

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------------
                                   Copies to:
WILLIAM C. ROGERS, ESQ.                                   DAVID C. CHAPIN, ESQ.
Choate, Hall & Stewart                                      Ropes & Gray
   53 State Street                                       One International Place
Boston, Massachusetts  02109                       Boston, Massachusetts  02110
    (617) 248-5000                                          (617) 951-7000
                              ---------------------


            Approximate date of commencement of proposed sale to the public:
From time to time or at one time after the effective date of this Registration Statement.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

          C A L C U L A T I O N   O F   R E G I S T R A T I O N   F E E
================================================================================
                                         Proposed      Proposed
                                         Maximum       Maximum
 Title of each Class of   Amount to      Offering     Aggregate      Amount of
    Securities to be          be          Price        Offering    Registration
       Registered         Registered   Per Unit(1)     Price(1)         Fee
--------------------------------------------------------------------------------
 Collateralized Debt
 Securities  . . . . .    $35,000,000       100%      $35,000,000      $10,607
================================================================================


(1) Exclusive of accrued interest, if any. Estimated solely for the purpose of calculating the registration fee.
                            -----------------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 PRELIMINARY PROSPECTUS DATED NOVEMBER 27, 1996
                              SUBJECT TO COMPLETION

                                   $35,000,000

                          SIERRA PACIFIC POWER COMPANY

                         COLLATERALIZED DEBT SECURITIES
                             ______________________

  Sierra Pacific Power Company (the "Company") may offer from time to time its collateralized debt securities consisting of notes or other evidences of indebtedness (the "Debt Securities") in an initial principal amount of $35,000,000. The Debt Securities may be offered as separate series or tranches in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in one or more Prospectus Supplements or a pricing supplement thereto.

  The terms of each series or tranche of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity date or dates, interest rate or rates (which may be fixed or variable) and time or times of payment of any interest, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, any initial public offering price, the net proceeds to the Company and any other specific terms in connection with the offering and sale of such series or tranche (the "Offered Securities") will be set forth in one or more Prospectus Supplements or a supplement thereto; provided, however, that in no event shall the interest rate (whether fixed or variable) on any Debt Securities exceed the 9% interest rate on the underlying Mortgage Bonds (as defined below) relating thereto. As used herein, Debt Securities shall only include securities denominated in United States dollars and will not be issued or payable in foreign or composite currencies.

  The Debt Securities will be secured by one or more series of first mortgage bonds (the "Mortgage Bonds") to be issued and pledged by the Company to Bankers Trust Company, acting as trustee (the "Trustee") under the indenture for the Debt Securities. The aggregate principal amount of the Debt Securities outstanding and the aggregate premium thereon, if any, will not exceed the aggregate principal amount of Mortgage Bonds pledged to and held by the Trustee. The Mortgage Bonds will bear interest at times and in amounts sufficient to provide for the payment of interest on the Debt Securities, and the Mortgage Bonds also will be redeemed at times and in amounts that correspond to the required payments of principal of and any premium on the Debt Securities. Payments on the Debt Securities will satisfy payment obligations on the underlying Mortgage Bonds relating thereto. See "Description of Debt Securities--Security; Pledge of Mortgage Bonds" and "Description of Mortgage Bonds".

  The Debt Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution". If any agents of the Company or any underwriters are involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such a sale also will be set forth in a Prospectus Supplement.
                               ___________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ___________________

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.___________________

                The date of this Prospectus is December ___, 1996

                              AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Information regarding the Company's directors, the remuneration paid to the Company's directors and officers, and interests of management and others in certain transactions with the Company is disclosed in reports filed by the Company with the Commission. The Company's parent, Sierra Pacific Resources, is also subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Act"), and to which reference is hereby made.
                              ---------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus and made a part hereof:

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, including the Form 10-K/A amendment thereto;

  2. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996; and

  3. The Company's Current Reports on Form 8-K dated July 3, 1996 (relating to the termination of the Company's merger with The Washington Water Power Company), dated August 2, 1996 (relating to the issuance of trust originated preferred securities) and dated November 20, 1996, including the Form 8-K/A amendment thereto (relating to the appointment of Deloitte & Touche, L.L.P. as the Company's independent accountants).

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Treasurer, Sierra Pacific Power Company, P.O. Box 10100, Reno, Nevada 89520-0400, telephone (702) 689-4011.


                                   THE COMPANY

  The Company is a public utility company which is engaged primarily in the generation, purchase, transmission, distribution and sale of electric energy to approximately 270,000 customers in a service territory of approximately 50,000 square miles located in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and eastern California, including the Lake Tahoe area. The Company met its electric energy requirements for the twelve months ended December 31, 1995 by utilizing coal generation (23%), gas/oil generation (30%), purchased power (46%) and hydro power (1%). The Company has no ownership interest in, nor does it operate, any nuclear generating units and has no future plans to do so. The Company also provides gas and water service to approximately 92,000 gas and 61,000 water customers in the cities of Reno and Sparks and environs. No material part of any of the Company's business segments is dependent upon a single customer.

  The Company is a subsidiary of Sierra Pacific Resources ("Resources"), which owns all of the Company's outstanding common stock. In June, 1994, the Company, Resources, and The Washington Water Power Company ("WWP") entered into an Agreement and Plan of Reorganization and Merger, as subsequently amended (the "Merger Agreement"), which provided for the merger of the Company, Resources and WWP into Altus Corporation ("Altus"). WWP is a combined electric and gas utility, with headquarters in Spokane, Washington. Although the parties to the merger had received all of the necessary approvals from their respective shareholders, the merger was still under review by the Federal Energy Regulatory Commission when, on June 28, 1996, WWP notified Resources and the Company that it was terminating the Merger Agreement in accordance with its terms. As a result of the termination of the Merger Agreement, the Company is continuing to operate as a separate utility.

  The principal executive offices of the Company are located at 6100 Neil Road (P.O. Box 10100), Reno, Nevada 89520-0400, telephone (702) 689-4011.

                             APPLICATION OF PROCEEDS

  The net proceeds from the sale of the Debt Securities offered hereby will be used for general corporate purposes including, but not limited to, the acquisition of property, the construction, completion, extension or improvement of facilities, or the refinancing or discharge or refunding of obligations, including short-term borrowings. Pending the uses described above, the proceeds from the sale of the Debt Securities offered hereby will be invested in short-term investments.

                       RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratios of earnings to fixed charges of the Company for each of the years 1991 through 1995 and the twelve months ended September 30, 1996.

                          Year Ended December 31,
              -------------------------------------------        Twelve Months
                                                                     Ended
                                                                  September 30,
              1991      1992      1993    1994      1995              1996
              -------------------------------------------        --------------
              2.62      2.81      2.94    3.09      3.54

  For the purpose of computing the Company's ratios of earnings to fixed charges, "earnings" represent the aggregate of net income, taxes on income and fixed charges. The Company's earnings used in the calculation of the ratios of earnings to fixed charges include the allowance for funds used during construction. "Fixed charges" represent interest on short-term and long-term debt, the interest portion on capital leases and amortization of bond premiums, discounts and expenses, excluding amortization of the net gain or loss on reacquired mortgage bonds.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under the Collateral Trust Indenture, dated as of June 1, 1992, as supplemented in connection with the issuance and sale of the Debt Securities (the "Indenture"), between the Company and Bankers Trust Company, in its capacity as Trustee, which Indenture is an exhibit to the Registration Statement of which this Prospectus is a part. The statements under this caption are summaries of certain provisions of the Indenture, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections of the Indenture or terms that are defined in the Indenture are referred to herein or in a Prospectus Supplement, it is intended that such sections or defined terms shall be incorporated by reference herein or therein, as the case may be.

     The term "Securities", as used under this caption, refers to all Securities issued under the Indenture and includes the Debt Securities. Unless the context otherwise requires, the term "series or tranche" as used in this Prospectus means, with respect to each series of Securities, such series or, if one or more tranches have been issued within such series, a tranche.

GENERAL

     The Debt Securities may be issued from time to time in one or more series and in one or more tranches. The particular terms of each series or tranche of Debt Securities will be described in one or more Prospectus Supplements, or a pricing supplement thereto, relating to such series or tranche.

     The Indenture does not limit the aggregate amount of Securities that may be issued thereunder, and Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. For a description of the security for the Securities, see "Security; Pledge of Mortgage Bonds" below and "Description of Mortgage Bonds".

     The applicable Prospectus Supplement, or a pricing supplement thereto, will describe the following terms of the Offered Securities: (1) the title of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the date or dates on which the Offered Securities will mature; (4) the rate or rates at which the Offered Securities will bear interest, if any, or the formula pursuant to which such rate or rates will be determined, and the date or dates from which any such interest will accrue; provided that in no event shall the interest rate (whether fixed or variable) on the Offered Securities exceed the 9% interest rate on the underlying Mortgage Bonds relating thereto; (5) the Interest Payment Dates on which any such interest on the Offered Securities will be payable and the Regular Record Date for any interest payable on any Offered Securities on any Interest Payment Date;
(6) the person to whom any interest on any Registered Security of the series will be payable if other than the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest as described under "Payment and Paying Agents" below; (7) any mandatory or optional sinking fund, redemption or analogous provisions; (8) each office or agency where, subject to the terms of the Indenture as described below under "Payment and Paying Agents", the principal of (and premium, if any) and interest on the Offered Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Form, Exchange, Registration and Transfer", the Offered Securities may be presented for registration of transfer or exchange; (9) the date, if any, after which, and the price or prices at which, the Offered Securities may be redeemed, in whole or in part at the option of the Company, or pursuant to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (10) the denominations in which any Offered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (11) any index or indices used to determine the amount of payments of principal of (and premium, if any) and interest on the Offered Securities; (12) the portion of the principal amount of the Offered Securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof; (13) the Person who shall be the Security Registrar for Offered Securities; (14) any deletions or modifications of or additions to the Events of Default or covenants set forth in the Indenture;
(15) any Paying Agent or Authenticating Agent; (16) whether the Securities of the series shall be issued in whole or in part in the form of one or more Global Security or book-entry security or securities and, if so, the depositary for such Global Security or book-entry security or securities; (17) the Mortgage Bonds (or additional Mortgage Bonds) granted to secure the Offered Securities of the series or tranche, and the designation of the portion of the Mortgage Bonds which shall be Designated Mortgage Bonds (as defined below); (18) any defeasance provisions applicable to the Offered Securities of the series or tranche; and (19) any other terms of the series or tranche (which terms shall not be inconsistent with the provisions of the Indenture). (Section 301)

     Securities may be issued as Original Issue Discount Securities to be sold at a discount below their principal amount. Special United States federal income tax considerations applicable to Securities issued at an original issue discount, including Original Issue Discount Securities, are described under "Certain United States Federal Income Tax Consequences - Original Issue Discount". The applicable Prospectus Supplement, or a pricing supplement thereto, will provide additional information regarding the original issue discount aspects of such Securities.

SECURITY; PLEDGE OF MORTGAGE BONDS

     GENERAL. In order to secure by the lien of the Mortgage Indenture (as defined below) the obligation of the Company to pay the principal of (and premium, if any) and interest on any series or tranche of the Securities, the Company will issue, pledge and deliver to the Trustee, in trust for the ratable benefit of the Holders of such series or tranches, Mortgage Bonds, which Mortgage Bonds will be issued pursuant to that certain Indenture of Mortgage, dated as of December 1, 1940 (the "Mortgage Indenture"), between the Company and The New England Trust Company (State Street Bank and Trust Company, as successor trustee) and Leo W. Huegle (Gerald R. Wheeler, as successor trustee) (the "Mortgage Trustees"). (Section 401(a)) The aggregate principal amount of the Securities outstanding and maximum aggregate amount of premium thereon, if any, will not exceed the aggregate principal amount of Mortgage Bonds pledged with and held by the Trustee. The Mortgage Bonds will bear interest at times and in amounts sufficient to provide for the payment of interest on the Securities and also will be redeemed at times and in amounts that correspond to the required payments of principal of and any premium on the Securities. Payments on the Securities will satisfy payment obligations on the underlying Mortgage Bonds relating thereto. The Mortgage Bonds will be secured by a first mortgage lien on certain property owned by the Company and will rank on a parity with all other first mortgage bonds of the Company. As of September 30, 1996, the Company had outstanding $___ million aggregate principal amount of first mortgage bonds. See "Description of Mortgage Bonds".

     PLEDGE OF MORTGAGE BONDS. The Company will from time to time issue and deliver to and pledge with the Trustee, for the benefit of the Holders of each series or tranche of the Securities, Mortgage Bonds in an aggregate principal amount such that the aggregate principal amount of Mortgage Bonds then being delivered to the Trustee pursuant to the Indenture is equal to or greater than the aggregate principal amount (or, in the case of Original Issue Discount Securities, the aggregate principal amount thereof due and payable at the Stated Maturity thereof) of, plus the maximum aggregate amount of any premium on, the series or tranche of Securities then being delivered to the Trustee or an Authenticating Agent for authentication pursuant to the Indenture. Such pledge becomes effective upon issuance of such series or tranche and satisfaction of other conditions and is effective to the extent the amounts to be payable on such Mortgage Bonds do not exceed the amounts stated to be payable on such Securities. (Section 401)

     The Indenture provides that the Company will not issue and deliver Securities of any series or tranche to the Trustee or an Authenticating Agent for authentication, and the Trustee or such Authenticating Agent will not authenticate Securities of any series, unless the Company has delivered to the Trustee or such Authenticating Agent a Company Order, pursuant to which the Company designates with respect to such series or tranche Designated Mortgage Bonds, which designation, subject to certain provisions relating to the surrender of the Designated Mortgage Bonds, shall remain in effect to the extent that the series or tranche of Securities with respect to which the Designated Mortgage Bonds have been so designated remain outstanding. (Section 401(d)) For purposes of the foregoing, "Designated Mortgage Bonds", with respect to any series or tranche of Securities, means an aggregate principal amount of Mortgage Bonds held by (or then being delivered to) and pledged with the Trustee, not designated at the time with respect to Outstanding Securities, equal to the aggregate principal amount (or, in the case of Original Issue Discount Securities, the aggregate principal amount thereof due and payable at the Stated Maturity thereof) of, plus the maximum aggregate amount of any premium on, the Securities of such series or tranche issued and delivered by the Company to the Trustees or an Authenticating Agent for authentication pursuant to the Indenture.

     If at any time the principal, premium if any and interest due on any Security is paid in full, the principal of a corresponding amount of the Designated Mortgage Bonds designated in connection with the issue of such Security shall cease to be a Designated Mortgage Bond.

     SATISFACTION OF PAYMENT OBLIGATION ON MORTGAGE BONDS. The interest rate on each series of Mortgage Bonds will be as specified in the applicable Prospectus Supplement or a pricing supplement thereto. The Indenture provides that the obligation of the Company to make any payment of the principal of (and premium, if any) or interest on the Designated Mortgage Bonds will be deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due principal of (and premium, if any) or interest on the Securities to which such Designated Mortgage Bonds relate, shall have been paid, deemed to have been paid or otherwise satisfied and discharged. In addition, such obligation to make any payment of the principal of (and premium, if any) or interest on the Designated Mortgage Bonds at any time shall be deemed to have been satisfied and discharged to the extent that the amount of the Company's obligation to make any payment of the principal of (and premium, if any) or interest on the Designated Mortgage Bonds exceeds the obligation of the Company at that time to make any payment on the applicable Redemption Date or Stated Maturity of the principal of (and premium, if any) or interest on the Securities to which such Designated Mortgage Bonds relate. The obligation of the Company to make any payment of the principal of (and premium, if any) or interest on the Mortgage Bonds other than Designated Mortgage Bonds shall be deemed to have been satisfied and discharged in full at the time any such payment shall be stated to be due. (Section 403(a))

     REDEMPTION OF MORTGAGE BONDS. The Company covenants and agrees in the Indenture that upon the required payment of principal or premium, if any, becoming due and payable with respect to any Securities upon Stated Maturity or redemption, it will redeem the Designated Mortgage Bonds relating to such Securities in an aggregate principal amount equal to the amount becoming due and payable on such Securities, plus accrued interest; provided, however, that the Company's obligation to redeem such Designated Mortgage Bonds will be deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due aggregate principal amount of the Securities to which such Designated Mortgage Bonds relate, plus the aggregate amount of any premium on, or accrued interest to the redemption date for, such Securities shall have been paid, deemed to have been paid or otherwise satisfied and discharged. Except for such redemption and any redemption required under the Mortgage Indenture in the event that all or substantially all of the electric properties of the Company are sold to or taken through the exercise of the right of eminent domain or the right to purchase by any municipal or governmental body or agency, the Company covenants that it will not redeem the Mortgage Bonds or take any action that will result in the Mortgage Indenture Trustees incurring an obligation to redeem any Mortgage Bonds. (Section 404)

     The Trustee will, upon request of the Company, surrender to the Mortgage Trustees for cancellation Mortgage Bonds in an aggregate principal amount equal to the aggregate principal amount of any other Mortgage Bonds delivered to and pledged with the Trustee pursuant to the Indenture in exchange therefor; provided that the Mortgage Bonds so delivered to and pledged with the Trustee
(a) contain no provisions that would impair the benefit of the lien of the Mortgage Indenture in favor of the holders of the Outstanding Securities, and
(b) have the same terms as the Mortgage Bonds so surrendered.  (Section 406(b))

     From time to time upon request of the Company, the Trustee will surrender to the Mortgage Trustees for cancellation Mortgage Bonds other than Designated Mortgage Bonds held by the Trustee pursuant to the Indenture. (Section 406(c))

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     The Securities will be issuable only in fully registered form. Securities of a series or tranche may be represented, in whole or in part, by one or more permanent Global Securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Securities of the series or tranche to be represented by such Global Security or Securities. Any such Global Security deposited with a Depositary or its nominee identified in the applicable Prospectus Supplement or pricing supplement thereto and bearing the legend required by the Indenture may not be surrendered for registration of transfer or for exchange except by the Depositary for such Global Security or any nominee of such Depositary, except if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary, or the Depositary ceases to be qualified as required by the Indenture, or the Company instructs the Trustee in accordance with the Indenture that such Global Security shall be so registrable and exchangeable, or there shall have occurred and be continuing an Event of Default with respect to the Securities evidenced by such Global Security, or there shall exist such other circumstances, if any, as may be specified in the applicable Prospectus Supplement. (Sections 203, 204, 301 and 305)

     The specific terms of the depository arrangement with respect to any portion of a series or tranche of Securities to be represented by one or more Global Securities will be described in the applicable Prospectus Supplement or pricing supplement thereto. Beneficial interests in Global Securities will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depositary and the institutions that are participants in the Depositary.

     At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Securities of any series or tranche will be exchangeable for other Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

     Securities may be presented for exchange as provided above and for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Trustee or at the office of any transfer agent designated by the Company for such purpose with respect to any tranche or series of Securities and referred to in an applicable Prospectus Supplement or pricing supplement thereto, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Trustee or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a Prospectus Supplement or pricing supplement thereto refers to any transfer agents (in addition to the Trustee) initially designated by the Company with respect to any series or tranche of Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Trustee) acts. The Company may at any time designate additional transfer agents with respect to any series or tranche of Securities. (Sections 305 and 1102)

     The Company shall not be required to: (i) issue, register the transfer of or exchange Securities of any series or tranche during a period beginning at the opening of business 15 days before any selection of Securities of that series or tranche to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer of or exchange any Security, or portion thereof, called for redemption, except the unredeemed portion of any Security being redeemed in part. (Section 305)

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement or a pricing supplement thereto, payment of principal of (and premium, if any) and interest on Securities will be made at the office of the Trustee, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. If any interest payment is to be made by wire transfer, the Trustee must receive wire payment instructions from the holder by the Regular Record Date for such interest payment. Unless otherwise indicated in an applicable Prospectus Supplement or a pricing supplement thereto, payment of any installment of interest on Securities will be made to the Person in whose name such Security is registered at the close of business on the Regular Record Date for such interest. (Sections 301 and 307)

     Unless otherwise indicated in an applicable Prospectus Supplement or a pricing supplement thereto, the corporate trust office of the Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Offered Securities. Any other Paying Agents initially designated by the Company for the Offered Securities will be named in an applicable Prospectus Supplement or a pricing supplement thereto. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for each series of Securities.

     All moneys paid by the Company to a Paying Agent or held by the Company in trust for the payment of principal of (and premium, if any) or interest on any Security, which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable, will be discharged from trust and repaid to the Company, and the Holder of such Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1103)

SATISFACTION AND DISCHARGE OF THE INDENTURE AND THE SECURITIES

     The Indenture will cease to be of further effect, and the Trustee shall execute instruments acknowledging satisfaction and discharge of the Indenture and shall pay, or assign or transfer and deliver, the Trust Estate held by it as security for the Securities remaining, when (1) either (a) all Securities authenticated and delivered (other than certain specified Securities) have been delivered for cancellation; or (b) all such Securities have become or will become within one year due and payable, or are to be called for redemption within one year under arrangements satisfactory to the Trustee, and the Company has deposited or caused to be deposited in trust with the Trustee funds sufficient to pay and discharge the entire indebtedness on such Securities for principal (and premium, if any) and interest to the date of such deposit (in the case of Securities that have become due and payable) or to their Stated Maturity or Redemption Date, as the case may be; (2) the Company has paid or caused to be paid all other sums payable by it under the terms of the Indenture; and (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 501)

     Unless otherwise provided in the Indenture or other instrument creating a series or tranche of Securities, the Company shall be deemed to have paid and discharged the indebtedness on all the Outstanding Securities of each tranche of such series and the Trustee shall execute instruments acknowledging the satisfaction and discharge of such indebtedness and shall pay, or assign or transfer and deliver to the Company the Designated Mortgage Bonds which have been held as security for the Securities of such series or tranche if (1) either
(a) with respect to all Outstanding Securities of such series or tranche (i) the Company has irrevocably deposited or caused to be deposited with the Trustees an amount sufficient to pay and discharge the entire indebtedness on all Outstanding Securities of such series or tranche for principal (and premium, if any) and interest to the Stated Maturity or any Redemption Date, as the case may be; or (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee such amount of direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America maturing as to principal and interest in such amounts and at such times as will, without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all Outstanding Securities of such series or tranche for principal (and premium, if any) and interest to the Stated Maturity or any Redemption Date, as the case may be; or (b) the Company has properly fulfilled such other means of satisfaction and discharge as are specified in the supplemental indenture or other instrument creating such series or tranche; (2) the Company has paid or caused to be paid all other sums payable with respect to the Outstanding Securities of such series or tranche; (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the entire indebtedness on all Outstanding Securities of any such series or tranche have been complied with and, if required by Section 314 of the Trust Indenture Act, a certificate or opinion of an engineer, appraiser, or other expert appointed by the Company as to the fair value of the Trust Estate to be released from the lien of the Indenture, which certificate or opinion shall state that in the opinion of the person making the same, such release will not impair the security under the Indenture in contravention of the provisions thereof; and (4) the Trustee has received an opinion of tax counsel to the effect that such deposit and discharge will not cause the Holders of the Outstanding Securities of such series to recognize income, gain or loss for federal income tax purposes and that the Holders will be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred. Upon such discharge, the Company will be deemed to have satisfied all the obligations under the Indenture, except for obligations with respect to registration of transfer and exchange of the Outstanding Securities of such series, and the rights of the Holders to receive from deposited funds payment of the principal of (and premium, if any) and interest, if any, on the Outstanding Securities of such series. (Section 503)

EVENTS OF DEFAULT

     Any one of the following events will constitute an Event of Default under the Indenture with respect to Securities of any series: (a) failure to pay any interest on any Security of that series when due, continued for 60 days; (b) failure to pay principal of (or premium, if any, on) any Security of that series when due; (c) failure to deposit any sinking fund payment or analogous obligation, when due, in respect of any Security of that series and continuance of such default for 60 days; (d) failure to perform any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization involving the Company; (f) the occurrence of an event of default under the Mortgage Indenture, provided that, the waiver or cure of any such event of default and the rescission and annulment of the consequences thereof shall constitute a waiver of the corresponding Event of Default under the Indenture and a rescission and annulment of the consequences thereof; and (g) any other Event of Default provided in an indenture supplemental thereto. (Section 601)

     Unless the Trustee holds more than 25% of the outstanding Mortgage Bonds under the Mortgage Indenture, it cannot, without the concurrence of other holders of first mortgage bonds, force a declaration of "default" under the Mortgage Indenture or acceleration of the Mortgage Bonds. See "Description of Mortgage Bonds - Defaults".

     If an Event of Default with respect to Securities of any series at the time Outstanding occurs and is continuing, either the Trustees or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustees, and subject to applicable law and certain other provisions of the Indenture, the

Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 602)

     The Indenture provides that, if a default occurs with respect to the Securities of any series, the Trustee shall give notice of default to the Holders of the Securities of such series within 90 days after receipt by the Trustee of written notice of such occurrence as and to the extent provided in the Trust Indenture Act; provided, however, that in the case of any default referred to in clause (d) of the third preceding paragraph with respect to Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. (Section 702)

     Upon the occurrence of an Event of Default with respect to Securities of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Securities of such series by all appropriate judicial proceedings, including the rights of the Trustee as the holder of the Mortgage Bonds; provided, however, the Trustee shall not have the power to sell the Mortgage Bonds. (Section 603)

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 701 and 703) Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series. (Section 612)

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1108)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series, considered as one class; provided, however, if less than all of the series of Outstanding Securities are directly affected by such amendment or modification, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Outstanding Securities of any series have been issued in more than one tranche and if the proposed amendment or modification directly affects the rights of the Holders of one or more, but less than all, such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all tranches (including each tranche which is the only tranche of Outstanding Securities in a series) so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may, without the consent of each Holder of the Outstanding Securities of each series or tranche directly affected thereby,

(a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, (b) reduce the principal amount of, or premium or interest on, any Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) permit the creation of any lien ranking prior to the lien of the Mortgage Indenture with respect to all or substantially all of the property subject thereto or deprive such Holder of the benefit of the security of the lien of the Mortgage Indenture, (e) change the Place of Payment where, or the coin or currency in which, any Security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any Security (or, in the case of redemption, on or after the Redemption Date), (g) reduce the percentage and principal amount of the Outstanding Securities of any series or tranche, the consent of whose Holders is required in order to take certain actions or modify any of the above provisions or (h) alter, amend or modify Article Four of the Indenture. (Section 1002(1) and (2))

     The Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Securities of each series or tranche may, on behalf of the Holders of all the Securities of that series or tranche, waive, insofar as that series or tranche is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1109) The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series or tranche may, on behalf of all Holders of Securities of that series or tranche, waive any past default and its consequences under the Indenture with respect to Securities of that series or tranche, except a default (a) in the payment of principal of (or premium, if any) or any interest on any Security of such series or tranche or (b) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Security affected thereby. (Section 613)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Securities or the number of votes entitled to be cast by the Holder of any Security (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holders of any of the Outstanding Securities under the Indenture, may consolidate or merge with or into, or transfer or lease its properties and assets substantially as an entirety to, any Person that is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that (a) any successor Person assumes the Company's obligations on the Securities and under the Indenture, (b) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (c) in the case of any lease, such lease will be expressly subject to termination by the Company or by the Trustee at any time during the continuance of an Event of Default, and (d) certain other conditions are met. (Section 901)

NOTICES

     Except as otherwise provided in the Indenture, notices to Holders of Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Section 106)

TITLE

     The Company, the Trustee and any agent of the Company or the Trustee may treat the registered owner of any Security as the absolute owner thereof (whether or not such Security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

     The Indenture and the Securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws thereof. (Section 113)

CONCERNING THE TRUSTEE

     Bankers Trust Company will be the Trustee under the Indenture. Bankers Trust Company also acts as issuing and paying agent with respect to the Company's commercial paper program.


                          DESCRIPTION OF MORTGAGE BONDS

     The following summarizes certain provisions of the Mortgage Indenture and the Mortgage Bonds, and reference is made to the Mortgage Indenture in its entirety for the detailed provisions thereof.

GENERAL

     In order to secure by the lien of the Mortgage Indenture the obligation of the Company to pay the principal of (and premium, if any) and interest on any series or tranche of the Securities in accordance with the terms thereof, the Company will from time to time issue and deliver to and pledge with the Trustee, in trust for the ratable benefit of the Holders of such series or tranche, one or more series of Mortgage Bonds. For additional information concerning the pledge of the Mortgage Bonds with the Trustee, see "Description of Debt Securities--Security; Pledge of Mortgage Bonds".

SINKING OR IMPROVEMENT FUNDS

     No series of the Mortgage Bonds will be entitled to the benefits of any sinking fund provision unless applicable specifically to the Mortgage Bonds. Such provisions are in effect with respect to certain other series of first mortgage bonds outstanding under the Mortgage Indenture.

KIND AND PRIORITY OF LIEN

     The Mortgage Bonds will be secured, equally and ratably with all first mortgage bonds of other series now or hereafter outstanding, by a first lien on substantially all properties and franchises owned by the Company at October 31, 1940 and on property and franchises subsequently acquired which in each case are used or useful in the business of furnishing electricity, water or gas, or in any business incidental thereto or operated in connection therewith, except properties released pursuant to the Mortgage Indenture and except certain property in Nevada acquired after the filing of the Thirty-fourth Supplemental Indenture with respect to the Mortgage Bonds, and before the filing of a supplemental indenture specifically subjecting such property to such lien; subject, however, to the lien of the Trustees for their compensation, expenses and advances, to certain permitted liens, and to liens on after acquired property existing at the time of acquisition or created in connection with the purchase thereof. There are specifically excepted from the lien of the Mortgage Indenture certain current assets, including accounts receivable, securities and other personal property; timber; oil and other minerals; certain other property owned at October 31, 1940; and all property subsequently acquired, not used or useful to the Company in its utility business.

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS AND WITHDRAWAL
OF CASH DEPOSITED AGAINST SUCH ISSUANCE

     The maximum principal amount of first mortgage bonds which may be issued under the Mortgage Indenture is not limited. Additional first mortgage bonds of any series may be issued from time to time on the basis of (1) 60% of a net amount of additional public utility property not theretofore funded (i.e., gross property additions, including the Company's interest in jointly owned property, less the excess of aggregate retirements over any credit for substitution); (2) retirement of first mortgage bonds, not theretofore funded; and (3) deposit of cash. With certain exceptions, the issuance of first mortgage bonds is subject to net earnings available for interest for 12 consecutive months out of the preceding 15 months being at least 2 times the annual interest requirements on all first mortgage bonds and all prior lien debt to be outstanding. Cash deposited with the Trustee pursuant to (3) above may be withdrawn in amounts equal to the amount of first mortgage bonds issuable under (1) or (2) above or be applied to the retirement of first mortgage bonds of any series. For the 12 months ended September 30, 1996, the net earnings available for interest were ____ times such annual interest requirements, which would permit the issuance of approximately $___ million principal amount of additional first mortgage bonds (after giving effect to the issuance of the Mortgage Bonds) assuming the annual interest on such additional first mortgage bonds is equal to ___%.

THE TRUSTEES

     The written request of the holders of a majority of the aggregate outstanding principal amount of the first mortgage bonds is necessary to require the Trustees to exercise any remedy under the Mortgage Indenture; the Trustees are entitled to receive reasonable indemnity and under certain circumstances are not required to act.

DEFAULTS

     A default is defined as (a) failure to pay interest for 90 days after becoming due, (b) failure to pay principal when due, (c) failure to pay principal or interest on any prior lien debt or satisfy any covenant or condition in the instrument evidencing or securing any such prior lien debt if any right of foreclosure or right of entry or of sale shall have arisen, (d) failure for 90 days after notice to observe any other covenants or conditions, including sinking fund obligations, in the Mortgage Indenture, (e) adjudication of the Company as a bankrupt, entry of an order approving a reorganization petition or appointment of a trustee or receiver in certain proceedings and the continuance of such adjudication, order or appointment for 90 days, and (f) the Company's admission of its inability to pay its debts, the Company's making of an assignment for the benefit of creditors, or certain petitions or consents in bankruptcy, insolvency or reorganization proceedings.

     In addition, the Thirty-fifth Supplemental Indenture provides that if any of the following events of default occurs under the Indenture, it shall be deemed to be a default under the Mortgage Indenture as hereafter provided: (i) default in the payment of any interest upon any Security when such interest becomes due and payable shall be deemed to be a default in the due and punctual payment of a like amount of interest on the Mortgage Bonds, (ii) default in the payment of the principal of (or premium, if any, on) any Security at the stated maturity thereof or upon redemption thereof shall be deemed to be a default in the due and punctual payment of a like amount of principal of the Mortgage Bonds, (iii) default in the deposit of any sinking fund payment when and as due by the terms of a Security shall be deemed to be a default under the Mortgage Indenture, (iv) a default in the performance, or breach, of any covenant or warranty of the Company as described in Section 601(4) of the Indenture shall be deemed to be a default under the Mortgage Indenture, (v) the occurrence of an event described in Section 601(5) of the Indenture shall be deemed to be a default under Section 10.01(e) of the Mortgage Indenture, (vi) the occurrence of an event described in Section 601(6) of the Indenture shall be deemed to be a default under Section 10.01(f) of the Mortgage Indenture and (vii) the occurrence of an event of default provided in an indenture supplemental to the Indenture shall be deemed to be a default under the Mortgage Indenture.

     Upon a default, the Trustees may exercise any of their rights under the Mortgage Indenture and upon direction of a majority of the outstanding first mortgage bonds must so act if certain conditions are met.

MODIFICATION OF MORTGAGE AND WAIVER OF DEFAULT

     The rights of the holders of first mortgage bonds may be modified with the consent of the holders of 75% of the first mortgage bonds, including, unless all are affected alike, not less than 75% of each series affected; provided, however, no modification of the terms of payment of principal or interest (other than postponement of any interest payment date for not more than 3 years, which may be consented to by the holders of 75% of the first mortgage bonds) and no modification depriving the holder of a lien on the mortgaged property or reducing the percentage required for modification is effective against any bondholder without his consent. Uncured defaults (except in payment of principal or interest) may be waived by the holders of 75% of the first mortgage bonds (including the holders of 60% of the first mortgage bonds of each series).

VOTING OF THE MORTGAGE BONDS

     The Trustee will attend such meetings of the holders of first mortgage bonds, or deliver its proxy in connection therewith, as relate to matters with respect to which it shall be entitled to vote or consent. The Indenture provides that so long as no event of default shall have occurred and be continuing under the Indenture, the Trustee will vote or consent as a holder of the Designated Mortgage Bonds proportionately with what the Trustee reasonably believes will be the vote or consent of the holders of all other first mortgage bonds outstanding under the Mortgage Indenture that will vote or consent, provided, however, that the Trustee will not so vote in favor of, or so consent to, any amendment or modification of the Mortgage Indenture which, if it were an amendment or modification of the Indenture, would require the consent of Holders of Securities as described under "Description of Debt Securities--Modification and Waiver," without the prior written consent of Holders of Outstanding Securities which would be required for such an amendment or modification of the Indenture.

RESTRICTIVE COVENANTS

     Certain series of the Company's first mortgage bonds impose specific dividend restrictions on the Company, the most restrictive of which currently provides that so long as there are outstanding any bonds of such series, the Company may not (a) declare or pay any dividend (other than dividends payable in common stock of the Company) on or make any other distribution in respect of any shares of the common stock of the Company, or (b) purchase, redeem, retire or otherwise acquire for a consideration (other than in exchange for or from the proceeds of other shares of capital stock of the Company) any shares of capital stock of the Company of any class, except to the extent required to comply with any sinking or purchase fund which may now exist or hereafter be established for any class of preferred stock of the Company, if the aggregate amount so declared, paid, distributed or expended after December 31, 1961 would exceed the aggregate amount of the net income of the Company available for dividends on its common stock accumulated after December 31, 1961, plus the sum of $1,900,000.
As each series of first mortgage bonds subject to this restriction matures or otherwise ceases to be outstanding, the Securities will cease to have the benefit of such series' restrictive covenants.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax considerations that may be relevant to a holder of a Debt Security who is subject to United States federal income taxation on a net income basis in respect of a Debt Security (an "Owner"). This summary deals only with Owners who will hold Debt Securities as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, insurance company, or dealers in securities, or persons who will hold Debt Securities as a position in a "straddle" for tax purposes.

     This summary is based on laws, existing and proposed regulations, administrative rules, and judicial decisions as of the date hereof, all of which are subject to change. Prospective investors should consult their own tax advisors in determining the tax consequences to them of holding Debt Securities, including the application to their particular situation of the federal income tax considerations discussed below, as well as the application of state, local or other tax laws and prospects for enactment of future tax legislation or regulations.

PAYMENTS OF INTEREST

     Payments of interest on a Debt Security (other than a "Discount Security" as defined below) will generally be taxable to an Owner as ordinary interest income at the time such payments are accrued or are received in accordance with the Owner's method of federal income tax accounting.

ORIGINAL ISSUE DISCOUNT

     A Debt Security may be issued for an amount that is less than its stated redemption price at Stated Maturity. The difference, if it exceeds 0.25 percent of the stated redemption price at Stated Maturity multiplied by the number of full years to maturity, will be "original issue discount" ("OID"). (Debt Securities issued with OID shall be referred to as "Discount Securities.") For this purpose, a Debt Security's stated redemption price at Stated Maturity includes all payments to be made other than payments of "qualified stated interest" (generally, interest payable on the outstanding principal amount at a fixed rate or at a qualifying variable rate at least annually). Notice will be given in the applicable Prospectus Supplement or pricing supplement thereto when the Company determines that a particular Debt Security will be a Discount Security.

     Owners of Discount Securities should be aware that they must, in general, include OID income in advance of the receipt of some or all of the related cash payments. With respect to Discount Securities having a term in excess of one year, the OID will be included in income currently as interest as it accrues over the life of the Debt Security under a formula based upon the compounding of interest at a rate that provides for a constant yield to maturity. Accrued OID must be included in income by subsequent as well as original owners of Discount Securities. See "Premium and Market Discount" below.

     In certain cases, where interest payments do not constitute qualified stated interest under the applicable Treasury regulations, Debt Securities that bear interest from a non-tax standpoint may be deemed instead to bear OID for federal income tax purposes. Treasury regulations would characterize Debt Securities as Discount Securities if, for example, such

Debt Securities provide for teaser rates, interest holidays, or other interest short-falls resulting in more than a de minimis amount of OID, or bear interest pursuant to an interest rate formula subject to a cap, floor, or similar interest rate limitation that is reasonably expected, as of the date of issue, to cause the interest rate for one or more accrual periods to be significantly higher or lower (as the case may be) than the overall expected return on the Debt Security determined without such cap, floor or other limitation. Accordingly, Owners, including Owners who use the cash method of accounting for federal income tax purposes, would be required to report interest in respect of such a Debt Security under the method described above for Discount Securities. Holders should consult their own tax advisors as to whether Debt Securities will be considered to have been issued with OID under such circumstances and as to the effect thereof on their particular situations.

     Treasury Regulations provide an election for an Owner which uses the accrual method to treat all interest on a Discount Security as OID which accrues on a constant yield basis. Owners and prospective investors should consult their tax advisors regarding the availability and tax consequences of this election.

     In the case of Discount Securities having a term of one year or less ("Short-Term Discount Securities"), OID is included in income currently either on a straight-line basis or, if the Owner so elects, under the constant-yield method used generally for OID. However, certain categories of Owners (generally individuals or other taxpayers who use the cash method of accounting for federal income tax purposes) are not required to include accrued OID on Short-Term Discount Securities in their income currently unless they elect to do so. If such an Owner that does not elect to currently include OID in income subsequently recognizes a gain upon the disposition of the Discount Security, such gain may be treated as ordinary interest income to the extent of the accrued OID. Furthermore, such an Owner of Short-Term Discount Securities may be required to defer deductions for a portion of the Owner's interest expenses with respect to any indebtedness incurred or maintained to purchase or carry such a Discount Security. In the case of Owners that are required to include OID on Short-Term Discount Securities in income currently, the amount of accrued OID included in income will be added to the Owner's tax basis in the Discount Security.

     The Company will provide annual information statements to the holders of Discount Securities and to the Internal Revenue Service regarding the amount of OID determined to be attributable to such Discount Securities for that year. Prospective investors are advised to consult their tax advisers with respect to the particular OID characteristics of any Discount Security and with respect to any available elections that could affect the federal income tax consequences of holding Discount Securities.

BASIS, SALE, EXCHANGE AND RETIREMENT

     In general, an Owner's tax basis in a Debt Security will equal the Owner's cost for the Debt Security, increased by any amounts includible in income by the Owner as OID or market discount (as described below) and reduced by any amortized acquisition premium (as described below) and any payments other than qualified stated interest payments made on such Debt Security. Upon the sale, exchange or retirement of a Debt Security, an Owner will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued qualified periodic interest not previously taken into account, which will be taxable as such) and the owner's tax basis in the Debt Security, except with respect to certain Short-Term Discount Securities. See "Original Issue Discount" above. Except as discussed below with respect to market discount, gain or loss recognized by an owner on the sale, exchange or retirement of a Debt Security will be long-term capital gain or loss if the owner has held the Debt Security for more than one year at the time of disposition. In the case of individuals, capital gains are currently taxed at a maximum marginal federal income tax rate of 28% while ordinary income is subject to a maximum marginal federal income tax rate of 39.6%. In the case of corporations, the maximum marginal federal income tax rate is 35% for both ordinary income and capital gains. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of limitations on the deductibility of capital losses and for determining the allowance for charitable deductions.

PREMIUM AND MARKET DISCOUNT

     An Owner who purchases a Discount Security for any amount that is greater than its "adjusted issue price" (defined as the sum of the issue price of the Discount Security and the portion of OID previously includible, disregarding any reduction on account of acquisition premium, as discussed below, in the gross income of any Owners of the Discount Security and reduced by the amount of any payment previously made on the Discount Security other than a qualified stated interest payment) and less than or equal to its stated redemption price at Stated Maturity, reduced by the amount of any payment previously made on the Discount Security other than a qualified stated interest payment, will be considered to have purchased such Original Issue Discount Security at an "acquisition premium." The amount of OID that such Owner must include in its gross income with respect to such Discount Security for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year. If an Owner purchases a Debt Security for a cost in excess of its stated redemption price at Stated Maturity (reduced by the amount of any payment made on the debt instrument prior to the purchase date other than a qualified stated interest payment), such Debt Security will have no OID, and such Owner may elect to amortize such premium, using a constant interest method, generally over the remaining term of the Debt Security. Such premium generally shall be deemed to be an offset to interest otherwise includible with respect to the Debt Security. Premium on a Debt Security held by an Owner that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Debt Security.

     If an Owner purchases a Debt Security or a Discount Security for an amount that is less than, respectively, its stated redemption price at Stated Maturity or its revised issue price (defined as the sum of the issue price of the Discount Security and the aggregate amount of OID includible, disregarding any reduction on account of acquisition premium, as discussed above, in the gross income of all owners of the Discount Security), the amount of the difference generally will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, an Owner will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Debt Security as ordinary income to the extent of the market discount that has accrued (and has not previously been included in income) during the period such Owner held the Debt Security. In addition, the Owner may be required to defer, until the maturity of the Debt Security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Debt Security.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debt Security, unless the Owner elects to accrue on a constant interest basis. An Owner of a Debt Security may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest basis with a corresponding increase in the Owner's tax basis in the Debt Security), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

BACKUP WITHHOLDING

     In general, if a holder fails to furnish a correct taxpayer identification number or certification of exempt status, fails to report dividend and interest income in full, or fails to certify that he has provided a correct taxpayer identification number and that he is not subject to withholding, the Company may withhold a 31 percent federal backup withholding tax on certain amounts paid or deemed paid (including OID) to the holder. An individual's taxpayer identification number is his social security number. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability or refunded by the Internal Revenue Service where applicable.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters or dealers and also may sell Debt Securities directly or through agents. The Prospectus Supplement or the pricing supplement thereto will set forth the names of any underwriters or agents involved in the sale of the Offered Securities and any applicable commissions or discounts.

     Underwriters, dealers or agents may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Offered Securities, underwriters, dealers or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters or agents may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     The Offered Securities, when first issued, will have no established trading market. Any underwriters, dealers or agents to or through whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

     Any underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Act, and to reimbursement by the Company for certain expenses.

     If so indicated in an applicable Prospectus Supplement or pricing supplement thereto, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement or pricing supplement thereto pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.


                                     EXPERTS

     The balance sheets and statements of capitalization of the Company as of December 31, 1995 and 1994, and the statements of income, common shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this prospectus, have been incorporated by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

     Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

     The statements made as to matters of law and legal conclusions under the headings "Description of Debt Securities" and "Certain United States Federal Income Tax Consequences" contained herein have been reviewed by Choate, Hall & Stewart (a partnership including professional corporations) and all such statements are set forth herein upon the authority of such counsel.

                             ADDITIONAL INFORMATION

     With respect to the unaudited interim financial information of the Company for the periods ended March 31, June 30, and September 30, 1996, incorporated by reference in this prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their reports included in the Company's quarterly reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 1996 and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Act for their reports on the unaudited interim financial information because those reports are not "reports" or "parts" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.


                                 LEGAL OPINIONS

     The legality of the Debt Securities offered hereby is being passed upon for the Company by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts and for the underwriters or agents, if any, by Ropes & Gray, Boston, Massachusetts. Matters of local law are being passed upon as to the State of Nevada by Woodburn and Wedge, Reno, Nevada, and as to the State of California by Graham & James LLP. Choate, Hall & Stewart has relied upon the opinions of such other counsel as to such matters.

===================================            =================================

      NO DEALER, AGENT, SALESPERSON OR
 ANY OTHER PERSON HAS BEEN AUTHORIZED
 TO GIVE ANY INFORMATION OR TO MAKE ANY
 REPRESENTATIONS OTHER THAN THOSE
 CONTAINED IN THIS PROSPECTUS,                         SIERRA PACIFIC
 PROSPECTUS SUPPLEMENT AND ANY PRICING                     POWER
 SUPPLEMENT IN CONNECTION WITH THE                        COMPANY
 OFFER CONTAINED HEREIN AND, IF GIVEN
 OR MADE, SUCH INFORMATION OR
 REPRESENTATIONS MUST NOT BE RELIED
 UPON AS HAVING BEEN AUTHORIZED BY THE
 COMPANY OR BY ANY AGENT.  THIS
 PROSPECTUS, PROSPECTUS SUPPLEMENT AND
 ANY PRICING SUPPLEMENT SHALL NOT
 CONSTITUTE AN OFFER TO SELL OR THE                     $35,000,000
 SOLICITATION OF AN OFFER TO BUY ANY
 SECURITIES OTHER THAN THE SECURITIES
 DESCRIBED IN THE PROSPECTUS,
 PROSPECTUS SUPPLEMENT OR ANY PRICING
 SUPPLEMENT, OR AN OFFER TO SELL OR THE
 SOLICITATION OF AN OFFER TO BUY ANY OF
 THE SECURITIES OFFERED HEREBY IN ANY
 CIRCUMSTANCES IN WHICH SUCH OFFER OR
 SOLICITATION IS UNLAWFUL.  NEITHER THE
 DELIVERY OF THE PROSPECTUS, PROSPECTUS             Collateralized Debt
 SUPPLEMENT OR ANY PRICING SUPPLEMENT                    Securities
 NOR ANY SALE MADE HEREUNDER OR
 THEREUNDER SHALL, UNDER ANY
 CIRCUMSTANCES, CREATE ANY IMPLICATION
 THAT THE INFORMATION CONTAINED HEREIN
 OR THEREIN IS CORRECT AS OF ANY TIME
 SUBSEQUENT TO THEIR RESPECTIVE DATES.

                                                         PROSPECTUS
                                                    DECEMBER  ___, 1996
            TABLE OF CONTENTS

                                        Page
                                        -----
 Available Information . . . . . . . .    2
 Incorporation of Certain Documents by
    Reference  . . . . . . . . . . . .    2
 The Company . . . . . . . . . . . . .    3
 Application of Proceeds . . . . . . .    4
 Ratios of Earnings to Fixed Charges .    4
 Description of Debt Securities. . . .    4
 Description of Mortgage Bonds . . . .    14
 Certain United States Federal Income
    Tax Consequences . . . . . . . . .    18
 Plan of Distribution  . . . . . . . .    21
 Experts . . . . . . . . . . . . . . .    22
 Additional Information. . . . . . . .    22
 Legal Opinions  . . . . . . . . . . .    23

===================================            =================================

                                     PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses payable by the Company in connection with the sale of the Debt Securities offered hereby are as follows:


     Securities and Exchange Commission
     Registration Fee  . . . . . . . . . . .                    $10,607
 *   Blue sky fees and expenses  . . . . . .                     10,000
     Nevada Commission Fee . . . . . . . . .                        140
     California Commission Fee . . . . . . .                      6,500
 *   Fees and expenses of Trustees . . . . .                      4,000
 *   Fees and expenses of Trustees' Counsel                      30,000
 *   Fees and expenses of Agents' Counsel  .                     20,000
 *   Fees and expenses of Company's Counsel
     (Special Counsel, California and Nevada
     Counsel)  . . . . . . . . . . . . . . .                     65,000
 *   Accountant's fees and expenses  . . . .                     10,000
 *   Printing, including Form S-3,
     prospectuses, exhibits, etc.  . . . . .                     20,000
 **  Rating agency fees  . . . . . . . . . .
 *   Miscellaneous expenses  . . . . . . . .                      4,753
                                                            -------------

 *               Total Expenses  . . . . . .                   $181,000
                                                            -------------
                                                            -------------
---------------------
*  Estimated
** To be provided supplementally.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Nevada Revised Statutes provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending or threatened action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation.

     The Articles of Incorporation of the Company provide in substance that the Company will indemnify each of its directors and officers and former directors and officers against expenses necessarily incurred in connection with the defense of any action, suit or proceeding in which he or she is made a party by reason of being or having been a director or officer of the Company, except in relation to matters as to which he or she shall be adjudged liable for negligence or misconduct.

     The Company has purchased insurance coverage under a policy insuring directors and officers of the Company against certain liabilities which they may incur in their capacity as such.

     In the proposed form of the Distribution Agreement relating to the registered securities (Exhibit 1.1 to this Registration Statement), it is provided that the Agents shall indemnify the Company, its directors and certain officers of the Company against liabilities resulting from information furnished by or on behalf of the Agents specifically for use in the Registration Statement.

     See "Item 17. Undertakings" for a description of the Securities and Exchange Commission's position regarding such indemnification provisions.

ITEM 16.  EXHIBITS

     See Index to Exhibits immediately preceding the Exhibits included as part of this Registration Statement.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on the 27th day of November, 1996.

                                        SIERRA PACIFIC POWER COMPANY


                                        By /s/ Walter M. Higgins
                                           -----------------------------------
                                                  Walter M. Higgins, Chairman,
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Walter M. Higgins, Malyn K. Malquist, William E. Peterson and William C. Rogers and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


         Signature                    Title                      Date
         ---------                    -----                      ----

 /s/ Walter M. Higgins      Chairman, President and       November 27, 1996
 ---------------------      Chief Executive Officer
     Walter M. Higgins      (Principal Executive
                            Officer) and Director

 /s/ Malyn K. Malquist      Senior Vice President and     November 27, 1996
 ---------------------      Chief Financial Officer
     Malyn K. Malquist      (Principal  Financial
                            Officer) (Principal
                            Accounting Officer)

 /s/ Edward P. Bliss        Director                      November 27, 1996
 ---------------------
     Edward P. Bliss

 /s/ Krestine M. Corbin     Director                      November 27, 1996
 -------------------------
     Krestine M. Corbin

 /s/ Theodore J. Day        Director                      November 27, 1996
 -------------------------
     Theodore J. Day

 /s/ Harold P. Dayton, Jr.  Director                      November 27, 1996
 -------------------------
     Harold P. Dayton, Jr.

 /s/ James R. Donnelley     Director                      November 27, 1996
 -------------------------
     James R. Donnelley

 /s/ Richard N. Fulstone    Director                      November 27, 1996
 -------------------------
     Richard N. Fulstone

 /s/ James L. Murphy        Director                      November 27, 1996
 -------------------------
     James L. Murphy

                            Director                      November   , 1996
 -------------------------
     Ronald K. Remington

                            Director                      November   , 1996
 -------------------------
     Dennis E. Wheeler

                            Director                      November   , 1996
 -------------------------
     Robert B. Whittington

                                INDEX TO EXHIBITS

EXHIBIT
  NO.                     DESCRIPTION
-------                   -----------

# 1.1   -  Form of Distribution Agreement by and among the
           Company and the Agents.

* 4.1   -  Collateral Trust Indenture dated as of June 1, 1992
           between the Company and Bankers Trust Company, in its capacity as Trustee (Exhibit B to Form 8-K dated July 15, 1992).

* 4.2   -  First Supplemental Indenture dated as of June 1,
           1992 to Collateral Trust Indenture dated as of June 1, 1992 between the Company and Bankers Trust Company, as Trustee (Exhibit B to Form 8-K dated July 15, 1992).

* 4.3   -  Second Supplemental Indenture to Collateral Trust
           Indenture dated as of June 1, 1992 between the Company and Bankers Trust Company, as Trustee (Exhibit B to Form 8-K dated October 25, 1993).

* 4.4   -  Third Supplemental Indenture to Collateral Trust
           Indenture dated as of February 1, 1996 between the Company and Bankers Trust Company, as Trustee (Exhibit B to Form 8-K dated March 11, 1996).

# 4.5   -  Form of Fourth Supplemental Indenture to Collateral
           Trust Indenture between the Company and Bankers
           Trust Company, as Trustee.

* 4.6   -  Form of Medium-Term Global Floating Rate Note,
           Series A (Exhibit E to Form 8-K dated July 15,
           1992).

* 4.7   -  Form of Medium-Term Global Floating Rate Note,
           Series B (Exhibit D to Form 8-K dated October 25,
           1993).

* 4.8   -  Form of Medium-Term Global Floating Rate Note,
           Series C (Exhibit D to Form 8-K dated March 11,
           1996).

* 4.9   -  Mortgage Indentures of the Company defining the
           rights of the holders of the Company's First
           Mortgage Bonds - Original Indenture (Exhibit 7-A to Registration No. 2-7475); Sixth Supplemental Indenture (Exhibit 4-F to Registration No. 2-16157); Seventh Supplemental Indenture (Exhibit 2-G to Registration No. 2-20365); Eighth Supplemental Indenture (Exhibit 4-I to Registration No. 2-21479); Ninth Supplemental Indenture (Exhibit 2-M to Registration No. 2-59509); Tenth Supplemental Indenture(Exhibit 4-K to Registration No. 2-23932); Eleventh Supplemental Indenture (Exhibit 4-L to Registration No. 2-26552); Twelfth Supplemental Indenture (Exhibit 4-L to Registration No. 2-36982); Fourteenth Supplemental Indenture (Exhibit 2-P to Registration No. 2-46592); Fifteenth Supplemental Indenture (Exhibit 2-Q to

EXHIBIT
  NO.                     DESCRIPTION
-------                   -----------

           Registration No. 2-51862); Sixteenth Supplemental Indenture (Exhibit 2-Y to Registration No. 2-53404); Seventeenth Supplemental Indenture (Exhibit 2-U to Registration No. 2-57033); Eighteenth Supplemental Indenture (Exhibit 2-V to Registration No. 2-60954); Nineteenth Supplemental Indenture (originally filed as Exhibit (2)(B) to Annual Report on Form 10-K filed for the year ended December 31, 1978 - refiled as Exhibit 4(A) to Annual Report on Form 10-K filed for the year ended December 31, 1991); Twentieth Supplemental Indenture (originally filed as Exhibit (2)(C) to Annual Report on Form 10-K filed for the year ended December 31, 1978 - refiled as Exhibit 4(B) to Annual Report on Form 10-K filed for the year ended December 31, 1991); Twenty-first Supplemental Indenture (originally filed as Exhibit (2)(B) to Annual Report on Form 10-K filed for the year ended December 31, 1979 - refiled as Exhibit 4(C) to Annual Report on Form 10-K filed for the year ended December 31, 1991); Twenty-fourth Supplemental Indenture (originally filed as Exhibit (a)(4) to Quarterly Report on Form 10-Q filed for the quarter ended September 30, 1982 - refiled as Exhibit 4(D) to Annual Report on Form 10-K filed for the year ended December 31, 1991); Twenty-fifth Supplemental Indenture (Exhibit 4-B to Registration No. 33-
           6226); Twenty-sixth Supplemental Indenture (Exhibit 4-B to Registration No. 33-23129); Twenty-seventh Supplemental Indenture (Exhibit (4)(A) to Annual Report on Form 10-K filed for the year ended December 31, 1989); Twenty-eighth Supplemental Indenture (Exhibit 4.3 to Registration No. 33-48414); Twenty-ninth Supplemental Indenture (Exhibit D to Form 8-K dated June 15, 1992); Thirtieth Supplemental Indenture (Exhibit 4(B) to Annual Report on Form 10-K filed for the year ended December 31, 1992); Thirty-first Supplemental Indenture (Exhibit 4(C) to Annual Report on Form 10-K filed for the year ended December 31, 1992); Thirty-second Supplemental Indenture (Exhibit 4.6 to Registration No. 33-69550); Thirty-third Supplemental Indenture (Exhibit C to Current Report on Form 8-K dated October 20, 1993); Thirty-fourth Supplemental Indenture (Exhibit C to Current Report on Form 8-K dated March 11, 1996).

# 4.10  -  Form of Thirty-fifth Supplemental Indenture.

# 5.1   -  Opinion of Choate, Hall & Stewart (a partnership
           including professional corporations).

# 5.2   -  Opinion of Woodburn and Wedge.

# 5.3   -  Opinion of Graham & James LLP.

#12.1   -  Statement setting forth computation of ratio of
           earnings to fixed charges.

EXHIBIT
  NO.                     DESCRIPTION
-------                   -----------

#15.1   -  Awareness letter from Coopers & Lybrand L.L.P.
           regarding their reports on unaudited interim financial information included in the Quarterly
           Report of the Company on Form 10-Q for the quarterly periods ended March 31, 1996, June 30,
           1996 and September 30, 1996.

#23.1   -  Consent of Coopers & Lybrand L.L.P.

#23.2   -  Consent of Choate, Hall & Stewart (a partnership
           including professional corporations) (included in
           Exhibit 5.1).

#23.3   -  Consent of Woodburn and Wedge (included in Exhibit
           5.2).

#23.4   -  Consent of Graham & James LLP (included in Exhibit
           5.3).

 24.1   -  Power of Attorney of Directors of the Company.
           Reference is made to the signature page of the Registration Statement.

 25.1   -  Form T-1 Statement of Eligibility and Qualification
           under the Trust Indenture Act of 1939 of Bankers
           Trust Company.
__________
*    Incorporated by reference as indicated.
#    To be filed by amendment.